EMPLOYMENT AGREEMENT
BETWEEN KENNETH M. HARPER
AND GREER STATE BANK

Table of Contents

1.     Employment

2.     Term

3.     Executive’s Position and Duties

4.     Performance of Duties

5.     Compensation

6.     Incentive Compensation

7.     Withholding

8.     Life Insurance

9.     Health Insurance

10.     Additional Benefits

11.     Working Facilities

12.     Vacations and Holiday

13.     Sick Leave

14.     Disability

15.     Confidentiality

16.     Non-Competition Covenant

17.     Non-Solicitation Covenant

18.     Breach of Covenants

19.     Termination

20.     Definition of Cause

21.     Arbitration

22.     Additional Agreements

23.     Change of Control

24.     Excess Parachute Payments

25.     Binding Effect

26.     Notice

27.     Situs

28.     Amendment

29.     Severability

30.     Entire Agreement

31.     Captions

32.     Specific Performance

33.     Counterparts

34.     Non-Assignable

35.     Right to Contract

NOTICE: THIS AGREEMENT IS SUBJECT TO ARBITRATION
PURSUANT TO SECTION 15-48-10 ET. SEQ. OF THE
SOUTH CAROLINA UNIFORM ARBITRATION ACT

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of September, 2004, by and between KENNETH M. HARPER of Greer, SC, hereinafter called “Executive”, and GREER STATE BANK, a bank created and existing under the laws of the State of South Carolina, with its principal place of business in Greer, South Carolina, hereinafter called “Bank”.

WITNESSETH:

        WHEREAS, Bank desires to employ Executive to render services for Bank;

        WHEREAS, Executive desires and is willing to become employed by Bank under the terms and conditions hereof;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Bank hereby covenant and agree as follows:

        (1)    Employment. Bank hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein.

        (2)    Term. The term of this Agreement shall commence on July 7, 2004 (“Effective Date”) and shall continue until terminated as provided hereinbelow. Executive acknowledges that the provisions of Sections (15), (16), (17) and (18) survive past termination of his employment and this Agreement.

        (3)    Executive’s Position and Duties. Bank hereby employs and engages Executive as President of the Bank. Executive shall have all responsibilities associated with such position. Unless otherwise directed in writing by the Board of Directors of the Bank, Executive shall report to the Chief Executive Officer of the Bank.

        (4)    Performance of Duties. Executive will, at all times, faithfully, industriously, and to the best of Executive’s ability, experience and talents perform the duties of President. Executive agrees to abide by Bank’s policies. Executive shall devote all of his business time, attention, knowledge, and skills solely to the business and interest of Bank and Bank shall be entitled to all of the benefits, profits, and other emoluments arising from or incident to all work, services, and advice of Executive, and Executive shall not, during his employment with Bank, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee, or in any other capacity in any other business without the written permission of Bank.

        (5)    Compensation. For all services rendered by Executive under this Agreement, compensation shall be paid to Executive as follows:

(a)	Executive shall be paid a base salary of One Hundred Forty-Five Thousand ($145,000) Dollars per year, beginning on the Effective Date. Bank will pay the base salary in equal monthly installments or more frequently as the Bank shall determine. The base salary may from time to time be increased by the Bank with the approval of the Personnel Committee and the Board of Directors.

(b)	Upon execution and delivery of this Agreement by Bank and Executive, Bank shall pay Executive a one-time signing bonus by issuing two hundred (200) shares of Greer Bancshares Incorporated common stock to Executive.

        (6)    Incentive Compensation. Executive may be entitled to receive payment of incentive compensation as hereinafter set forth. The amount of incentive compensation shall be equal to eleven percent (11%) of Executive’s prior calendar year base salary for each five (5) basis points that the Bank’s return on average assets (excluding gains or losses in the Bank’s investment portfolio or sale of Bank assets) exceeds one and ten hundredths percent (1.10%) for the preceding calendar year; provided, however, that in no event shall the total amount of incentive compensation payable to Executive for any calendar year exceed thirty-three percent (33%) of Executive’s base salary for the prior calendar year and in such event the incentive compensation shall be reduced. For calculation of incentive compensation purposes only, Executive’s base salary for calendar year 2004 shall be deemed to be Seventy Thousand Seven Hundred Twelve Dollars ($70,712). Executive must be employed with Bank on the last day of a calendar year in order to be eligible to receive payment of the incentive compensation determined for such calendar year. Bank shall pay the incentive compensation (if any) within ninety (90) days following the end of the calendar year.

        In the event of a dispute between Executive and Bank as to the amount of incentive compensation due Executive for a calendar year, the independent certified public accounting firm then servicing Bank shall determine the amount (if any) of incentive compensation due Executive and such determination shall be conclusive and binding upon all parties. No interest shall be due or payable upon any incentive compensation owed Executive.

        (7)    Withholding. All payments of compensation paid to Executive under this Agreement shall be reduced by applicable federal, state and local withholding taxes and authorized deductions.

        (8)    Life Insurance. During the term of this Agreement, Executive shall be entitled to participate in the Bank’s group term life insurance program that is available to its full-time employees upon satisfaction of the eligibility requirements in such plan. In addition to group term life insurance, Executive agrees to fully cooperate with Bank and any insurance company in purchasing life insurance insuring Executive’s life.

        (9)    Health Insurance. During the term of this Agreement, Executive shall be entitled to participate in the Bank’s health insurance program that is available to its full-time employees upon satisfaction of the eligibility requirements in such plan.

        (10)   Additional Benefits. During the term of this Agreement, Bank shall provide the following additional benefits to Executive:

(a)	Payment of Executive’s monthly club dues at Thornblade Country Club, Greer, South Carolina.

(b)	Automobile allowance of One Thousand Dollars ($1,000) per month.

(c)	Cell phone allowance of One Hundred Dollars ($100) per month.

(d)	Annual dues for one Greer civic club to be mutually agreed upon between Executive and Bank.

(e)	Executive’s annual physical medical examination.

        (11)   Retirement Plan and Long Term Care. Executive shall be entitled to participate in the Bank’s qualified retirement plan and long term care plan upon satisfaction of the eligibility requirements in such plans.

        (12)   Vacations and Holiday. Effective January 1, 2005, Executive shall be entitled each calendar year during the term of this Agreement to a vacation of twenty (20) working days during which time his base salary shall be paid. For calendar year 2004 Executive shall be entitled to ten (10) vacation days. Executive’s vacation days shall accrue on the first day of each calendar year. Executive shall take his vacation at such time or times as shall be reasonably approved by the Bank. The Bank may grant additional vacation time and time off in its sole discretion. If Executive fails to use his vacation days in any calendar year, unused vacation days may not be carried over to any succeeding calendar year. Any unused vacation days for a calendar year shall be forfeited as of the first day of the next succeeding calendar year. Executive shall be entitled to be off from work on all regular Bank holidays with full compensation.

        (13)   Sick Leave. Effective January 1, 2005 Executive shall be entitled each calendar year during the term of this Agreement to ninety (90) days of sick leave during which time his base salary shall be paid. For calendar year 2004 Executive shall be entitled to forty-five (45) sick leave days. If Executive fails to use his permitted sick leave in any calendar year, the unused sick leave days may not be carried over to any succeeding calendar year. Any unused sick leave days for a calendar year shall be forfeited on the first day of the next succeeding calendar year.

        (14)   Disability. During the term of this Agreement, Executive shall be entitled to participate in the Bank’s disability insurance program that is available to its full-time employees upon satisfaction of the eligibility requirements for participation.

        (15)   Confidentiality. Executive understands and agrees that the nature of Bank’s business, customer lists of Bank, information with respect to the personnel, the methods and systems used by Bank in conducting its business, pricing policies, technical bulletins of Bank, manuals, profit and loss information and other related internal business information and trade secrets are all of a confidential nature and are valuable assets of Bank. Executive covenants and agrees, upon termination of this Agreement, to immediately return to Bank all such confidential information and documents referred to in the preceding sentence (including any other trade secret information) and will not make copies of such materials. In addition to any restrictions under law including the South Carolina Trade Secrets Act, during his employment with Bank and after his termination of employment with Bank Executive covenants and agrees that he will not furnish, divulge or otherwise disclose such confidential information or material to anyone other than those within Bank authorized to receive information and will not use such material and information against the best interest of Bank. In the event of any actual or threatened breach by Executive of the provisions of this confidentiality covenant, Bank shall be entitled to an injunction, temporary and/or permanent, restraining Executive from violating this confidentiality covenant. Nothing herein stated shall be construed as prohibiting Bank from pursuing any other remedies available to Bank for such breach or threatened breach, including the recovery of damages from Executive.

        Executive’s obligation of confidentiality in this Agreement shall not apply to:

(a)	information which at the time of disclosure is in the public domain; or

(b)	information which becomes part of the public domain or becomes in the public domain without the breach of any confidentiality obligation owed to Bank by Executive.

        (16)   Non-Competition Covenant. While Executive is employed by Bank and for a period of one (1) year following termination of Executive’s employment. Executive will not for himself or on behalf of, or in conjunction with any other person or persons, company, corporation, partnership, limited liability company, trust, association, proprietorship, trust company, bank, financial services institution, or other entity, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with Bank within Greenville County, South Carolina, Spartanburg County, South Carolina, or any other market served by Bank during the term of this Agreement. The Executive specifically acknowledges that the restrictions set forth above are reasonable and bear a valid connection with the business operations of the Bank, and specifically admits that Executive is capable of obtaining suitable employment not in competition with the Bank. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall then appear. Executive acknowledges that the Bank would not have entered into this Agreement without the non-competition covenant contained herein. This covenant not to compete shall not prohibit the Executive from owning stock in any publicly traded company provided the Executive’s stock ownership is one percent

(1%) or less of the issued and outstanding stock of such publicly traded company and the Executive has no corporate responsibility other than the Executive’s rights as a stockholder.

        (17)   Non-Solicitation Covenant. While Executive is employed by Bank and for a period of one (1) year following termination of Executive’s employment, Executive will not, directly or indirectly, call on or solicit for the purposes of providing financial services that compete with Bank or provide such financial services to any customer of Bank, or aid any person or entity in calling on, soliciting or performing financial services that competes with Bank to any customer of Bank. Customer means any customer of Bank for which the Bank provided financial services at any time during the two (2) consecutive year period ending on the date of the Executive’s termination of employment with Company. While Executive is employed by Bank and for a period of one (1) year following termination of Executive’s employment, Executive will not, directly or indirectly, employ any person who is or was an employee of Bank at any time within the two (2) year consecutive period ending on the date of the Executive’s termination of employment or induce any such person to terminate his or her employment relationship with Bank. Executive acknowledges that Bank would not have entered into this Agreement without the non-solicitation covenant and no raid covenant contained herein.

        (18)   Breach of Covenants. Executive understands and acknowledges that the covenants in Sections (15), (16) and (17) of this Agreement are not made under duress, are made for good and adequate consideration, are reasonable in their duration, and that, in the event of the breach or threatened breach of any covenant in Section (15), (16) or

(17) of this Agreement, the remedy at law would be inadequate and Bank may seek and shall be entitled to injunctive relief (temporary and/or permanent) in lieu of, or in addition to, monetary damages and any other legal remedies. Further, the prevailing party shall be entitled to receive payment of reasonable attorneys’ fees and court costs with regard to Sections (15), (16) and (17). Bank shall not be required to post a bond to enforce Sections (15), (16) and (17) of this Agreement. The provisions of Sections (15), (16), (17) and (18) shall survive termination of this Agreement.

        (19)   Termination. Executive’s employment and this Agreement may be terminated by either Executive or Bank for any reason or no reason upon one hundred eighty (180) days prior written notice (“Termination Notice”) to the other. Notwithstanding the preceding sentence, Bank may immediately terminate Executive’s employment and this Agreement at any time for Cause (as hereinafter defined) by giving a Termination Notice to Executive. Further, this Agreement shall automatically terminate upon Executive’s date of death. Upon termination of this Agreement, no base salary or other compensation shall be due or payable to Executive for any period following the date of termination. Termination of this Agreement shall have no effect upon the provisions of Sections (15), (16), (17) and (18). Upon termination of Executive’s employment Bank, at its option, may require Executive to leave the Bank’s offices and premises at any time prior to expiration of the Termination Notice.

        (20)   Definition of Cause. For purposes of this Agreement “Cause” means one of the following acts by Executive:

(a)	theft or embezzlement from the Bank;

(b)	willful misconduct;

(c)	knowingly falsifying substantive Bank records;

(d)	breach of fiduciary duty;

(e)	fraud committed against the Bank;

(f)	violation of any law, rule or regulation other than minor traffic violations;

(g)	unethical business practices;

(h)	misappropriation of Bank’s assets;

(i)	conviction of a felony or a misdemeanor involving moral turpitude; or

(j)	any material breach of this Agreement.

        If within ten (10) days following Executive’s termination for Cause Executive files a written notice with the Chairman of the Board of Directors of Bank alleging that Bank terminated Executive without Cause, then the controversy shall be settled by arbitration as set forth in Paragraph (21) below in accordance with the rules of the South Carolina Uniform Arbitration Act then in effect, which decision shall be binding on both parties. The date of termination for this purpose shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by binding or final arbitration award, or final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected). Executive shall not be deemed to have been terminated for “Cause” without:

(i)	delivery to Executive of a written notice of termination from the Bank explaining Bank’s intention to terminate Executive for “Cause” and specifying in reasonable detail the facts and circumstances that are the basis for terminating Executive’s employment; and

(ii)	providing an opportunity for Executive to cure any curable default specified in the Notice of Termination for a period of ten (10) days after receipt of such notice.

        (21)   Arbitration. Except as provided below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the requirements of the South Carolina Uniform Arbitration Act then in effect. All arbitration proceedings shall be conducted in Greer, South Carolina. All arbitrators’ expenses and fees, together with other expenses of arbitration, not including legal counsel fees, incurred in the conduct of the arbitration, shall be paid one-half (1/2) by the Bank and one-half (1/2) by the Executive. Each party shall bear their own respective legal counsel fees. The arbitration provisions in this Agreement shall not apply to the provisions of Sections (15), (16), (17) and (18) of this Agreement.

        (22)   Additional Agreements.

(a)	Incentive Stock Option Agreement. Subject to the approval of the directors and shareholders of Greer Bancshares Incorporated of an incentive stock option plan, the Executive will receive an incentive stock option agreement that will provide, in general, the following:

(i)	The option to purchase Fifty Thousand (50,000) shares of Greer Bancshares Incorporated stock.

(ii)	The Executive’s right to actual purchase these shares shall accrue at the rate of Five Thousand (5,000) shares after each full year of employment at the Bank. If the Executive’s employment with the Bank is terminated, the right to purchase any shares not yet accrued shall expire. The Executive’s right to purchase accrued shares shall be unaffected by his termination of employment.

(iii)	The strike price for each share shall be the fair market value as of the date the Board of Greer Bancshares Incorporated approves the grant of the option to purchase the Fifty Thousand (50,000) shares.

(iv)	More detailed provisions, including change of control and forfeiture provisions, shall be set forth in a separate incentive stock option agreement, but those provisions shall be consistent with the general provisions set forth herein.

(b)	Salary Continuation Plan. The Bank shall provide Executive a salary continuation plan that will provide, in general, the following:

(i)	Upon attaining the age of sixty-five (65) years, the Executive, subject to the vesting schedule set forth herein, will receive Fifty Thousand ($50,000) Dollars per year for fifteen (15) years).

(ii)	This benefit will vest at the rate of ten percent (10%) for each full year of employment with the Executive being one hundred percent (100%) vested after ten (10) years of employment with the Bank.

(iii)	More detailed provisions, including change of control and forfeiture provisions, shall be set forth in a separate salary continuation plan, but those provisions shall be consistent with the general provisions set forth herein.

        (23)   Change of Control. Subject to the provisions of Paragraph (24) below, if within one (1) year following a Change of Control (as hereinafter defined) Executive voluntarily terminates his employment or is terminated by Bank or its successor without Cause, Bank shall fully vest Executive in the salary continuation plan described in Paragraph (22)(b) above and Executive shall be entitled to elect to take either of (a) or (b) below:

(a)	A cash payment equal to Executive’s W-2 compensation for the calendar year immediately prior to Executive’s termination of employment with Bank multiplied by 2.999 but in any event such cash payment shall not exceed the amount of Five Hundred Thousand Dollars ($500,000); or

(b)	Full vesting of the incentive stock options described in Paragraph (22)(a) above.

        Executive shall make the election in writing to the Chairman of the Board of Bank, or its successor, within thirty (30) days following his termination of employment with Bank. For purposes of this Agreement, “Change of Control” means

(i)	the acquisition, directly or indirectly, (including beneficial ownership) by any “person” as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended within any twelve (12) consecutive month period of the Bank’s or Greer Bancshares, Incorporated’s issued and outstanding common stock representing an aggregate of fifty percent (50%) or more of the Bank’s or Greer Bancshares, Incorporated’s common stock; or

(ii)	consummation of merger, sale, acquisition, or liquidation of all, or substantially all, of the Bank’s or Greer Bancshares, Incorporated’s assets or outstanding stock; or

(iii)	the occurrence of any other event or circumstance which is not covered by (i) or (ii) above, which the Board of Directors of Bank determines affects the Bank’s or Greer Bancshares, Incorporated’s control and, to implement the purposes of this Agreement, adopts a resolution that the event or circumstance constitutes a Change in Control for the purposes of this Agreement.

(iv)	Notwithstanding any other provisions in this Agreement, “Change in Control” shall not be construed to mean the formation of a bank holding company or other entity approved in advance by the Bank’s Board of Directors or any changes in ownership of the Bank’s assets or stock as the result of the formation of such an entity.

        (24)   Excess Parachute Payment. Notwithstanding anything in this Agreement to the contrary, in the event that any amounts or benefits payable to or accruing to Executive pursuant to this Agreement together with any other amounts or benefits payable to or accruing to Executive under any other agreements (hereinafter all such amounts and benefits are collectively referred to as “Amounts”) should cause a “parachute payment”, as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then such Amounts shall be reduced One Dollar ($1.00) at a time until the aggregate Amounts will not constitute a parachute payment. In the event the Amounts Executive receives under this Agreement should be incorrectly calculated so that such Amounts constitutes a parachute payment, then Executive will promptly refund to Bank the excess Amount. Excess Amount shall mean the amount in excess of Executive’s base Amount, as defined in Code Section 280G(b)(3), multiplied by 2.999.

        (25)   Binding Effect. Except as provided in Section (34) below, this Agreement, together with any amendments hereto, shall be binding upon and inure to the benefit of Executive and Bank, their respective heirs, personal representatives, legal representatives, permitted successors and permitted assigns.

        (26)   Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail, return receipt requested, to his last known residence address in the case of the Executive, or to its principal office in the case of Bank. Any party hereto by a notice in writing to the other party may change or designate the place for receipt of all notices.

        (27)   Situs. This Agreement shall be controlled, construed and governed under the laws of the State of South Carolina, regardless of the fact that one or more parties is now, or may become, residents of another state and without regard to any conflict of laws.

        (28)   Amendment. This Agreement may not be amended, changed, altered or modified except by a writing signed by Executive and Bank.

        (29)   Severability. If any section, paragraph, clause or provision of this Agreement is or becomes illegal, invalid or unenforceable because of present or future laws, rules or regulations of any governmental body, or become unenforceable for any reason, the intention of Executive and Bank is that the remaining parts of this Agreement shall not be thereby affected.

        (30)   Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducement or conditions, express or implied, oral or written, with respect thereto, except as contained herein. Moreover, no waiver by any party of any condition or breach or any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach, nor shall it be deemed or construed as a waiver of any other condition or as a waiver of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

        (31)   Captions. The captions of the various Paragraphs are solely for the convenience of the parties hereto and shall not control or affect the meaning or construction of this Agreement.

        (32)   Specific Performance. If a party to this Agreement fails to comply with any of the covenants, provisions or conditions contained in this Agreement, then, in addition to any other remedy provided by law or equity, the non-defaulting party shall be entitled to equitable relief including, without limitation, the right to specific performance of the terms and conditions of this Agreement.

        (33)   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original Agreement but all of which together shall constitute one and the same instrument.

        (34)   Non-Assignable. This Agreement is personal to Executive and Executive may not assign this Agreement. Any attempted assignment by Executive shall be null and void, ab initio.

        (35)   Right to Contract. Executive represents and warrants to Bank that Executive’s entering into this Agreement will not violate or breach any other contract or agreement to which Executive is bound or obligated.

        IN WITNESS WHEREOF, Bank, by its duly authorized officer, and Executive have executed and sealed this Agreement the day and year first above written.

EXECUTIVE:

_________________________________
KENNETH M. HARPER

BANK:

GREER STATE BANK

By:______________________________

Its:______________________________

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